Exhibit 99.1
Nash Finch Reports Third Quarter 2008 Results
Third Quarter Sales Increased 5.1%, EBITDA Improved 9.7%
     MINNEAPOLIS (November 6, 2008) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the sixteen weeks (third quarter) ended October 4, 2008.
Financial Results
     Total company sales for the third quarter 2008 were $1.436 billion compared to $1.367 billion in the prior-year quarter, an increase of 5.1%. Sales for the first forty weeks of 2008 were $3.501 billion compared to $3.463 billion in the prior-year period, an increase of 1.1%. Excluding the impact of the sales decrease attributable to a large customer who transitioned to another supplier in mid-2007 of $72.8 million, total company sales increased by 3.3% year-to-date.
     Net earnings for the third quarter 2008 were $8.6 million, or $0.65 per diluted share, as compared to net earnings of $15.4 million, or $1.12 per diluted share, in the prior year quarter. Net earnings for the first forty weeks of 2008 were $30.0 million, or $2.28 per diluted share, as compared to net earnings of $30.3 million, or $2.22 per diluted share, in the same prior-year period.
     Net earnings for the third quarter and year-to-date 2008 were negatively affected by significant items which are presented in a table below, totaling $4.6 million and $2.6 million (net of tax), or $0.35 and $0.20 per diluted share, respectively, which primarily resulted from the year-over-year increase in non-cash LIFO charges. Net earnings for the third quarter and year-to-date 2007 benefited by significant items totaling $3.9 million and $4.5 million, or $0.28 and $0.33 cents per diluted share, respectively, consisting primarily of tax refunds and lower tax reserve requirements that occurred in the third quarter 2007.
     Consolidated EBITDA1 for the third quarter 2008 increased 9.7% to $44.0 million, or 3.1% of sales, as compared to $40.1 million, or 2.9% of sales, for the prior year quarter. For the first forty weeks of 2008, Consolidated EBITDA increased 9.7% to $108.2 million, or 3.1% of sales, compared to $98.6 million, or 2.9% of sales, in the same prior-year period. Consolidated EBITDA is a non-GAAP financial measure that is

[1]	Consolidated EBITDA, and segment EBITDA is calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.

reconciled to the most directly comparable GAAP financial results in the attached financial statements.
     “I am very pleased with our Company’s third quarter results given the challenging economic business environment. All of our business units contributed with strong sales and EBITDA performance over the prior year,” said Alec Covington, President and CEO of Nash Finch. “The Company remains committed to identifying profitable opportunities to grow top-line sales while taking prudent steps to contain and reduce controllable costs. We have examined the impact of the recent financial crisis and I am pleased to report our Company balance sheet is solid, our access to credit is unaffected and our bank lending group is intact.”
     The following table identifies the significant net credits affecting our Consolidated EBITDA, net earnings and diluted earnings per share for the third quarter and year-to-date 2008 and prior year results:

	3rd Quarter		YTD
(dollars in millions except per share amounts)	2008	2007	2008	2007

Significant credits (charges)
Gain on sale of intangible asset	$0.3	—	0.6	0.7
Inventory markdown & closed retail stores	—	(0.5)	0.1	(0.5)
Net reduction of bad debt reserves & lease buyouts	—	—	0.4	—
Other	—	—	(0.4)	—

Significant net credits (charges) impacting Consolidated EBITDA	$0.3	(0.5)	0.5	0.2

Increase in year-over-year LIFO charges	$(7.3)	—	(9.2)	—
Deferred financing charges	—	—	(1.0)	—
2004 special charge	—	—	—	1.3
Asset & lease impairments	(0.5)	(1.2)	1.4	(2.1)
Other	—	—	0.2	—

Total significant net charges impacting earnings before tax	$(7.5)	(1.7)	(8.1)	(0.6)

Income tax on significant net charges	2.9	0.7	3.2	0.2
Tax refunds & changes in income tax reserves	—	4.9	2.3	4.9

Total significant net credits (charges) impacting net earnings	$(4.6)	3.9	(2.6)	4.5

Diluted earnings per share impact	$(0.35)	0.28	(0.20)	0.33

Food Distribution Results

	3rd Quarter			YTD
(dollars in millions)	2008	2007	% Change	2008	2007	% Change
Sales	$839.9	810.3	3.7%	2,034.1	2,058.1	(1.2%)
Segment EBITDA[1]	32.8	31.8	3.4%	83.0	76.1	9.1%
Percentage of Sales	3.9%	3.9%		4.1%	3.7%
     The 3.7% increase in the third quarter 2008 food distribution segment sales versus the comparable 2007 period was due to an increase in sales to new customers as well as solid increases in sales to existing customers. The decrease in the year-to-date food distribution sales versus the comparable prior 2007 period was primarily attributable to the impact of a large customer which transitioned to another supplier in mid-2007. Excluding the impact of the sales decrease attributable to that customer totaling $72.8 million, food distribution sales increased by 2.5% year-to-date.

     The food distribution segment EBITDA increased by 3.4% in the third quarter and increased by 9.1% year-to-date as compared to the same periods last year. EBITDA as a percentage of sales was unchanged at 3.9% in the third quarter 2008 and 2007. EBITDA as a percentage of sales increased to 4.1% in the year-to-date period in 2008 as compared to 3.7% in 2007.
Military Distribution Results

	3rd Quarter			YTD
(dollars in millions)	2008	2007	% Change	2008	2007	% Change
Sales	$410.4	376.1	9.1%	1,012.4	948.4	6.7%
Segment EBITDA[1]	15.7	13.0	20.6%	38.5	33.5	14.8%
Percentage of Sales	3.8%	3.5%		3.8%	3.5%
     The military segment sales increase of 9.1% in the third quarter and 6.7% in the year-to date period primarily reflects a significant increase in sales to both domestic and European commissaries. Military EBITDA increased by 20.6% in the third quarter and 14.8% year-to-date as compared to the same periods last year. EBITDA as a percentage of sales increased to 3.8% in the third quarter and year-to-date 2008 as compared to 3.5% in the same comparable periods in 2007. The improvement in EBITDA margin as a percent of sales relative to the prior year periods was primarily due to improved inventory management.
Retail Results

	3rd Quarter			YTD
(dollars in millions)	2008	2007	% Change	2008	2007	% Change
Sales	$186.2	180.7	3.0%	454.3	456.8	(0.5%)
Segment EBITDA[1]	9.4	7.9	19.5%	23.1	23.5	(1.9%)
Percentage of Sales	5.0%	4.4%		5.1%	5.1%
     The retail segment sales increase in the third quarter of 2008 was primarily attributable to positive comparable same store sales of 0.7% and the acquisition of two retail stores in the second quarter 2008. These sales gains were partially offset by the closure of four stores since the end of the third quarter 2007. The year-to-date segment sales decrease of 0.5% was primarily attributable to a decrease of 1.0% in year-to-date same store sales and the closure of four retail stores, partially offset by the acquisition of the two new stores.
     The increase in the retail segment EBITDA for the third quarter as compared to the prior year was primarily due to 2007 costs incurred relating to store closures and expenses associated with the launch of a major marketing campaign.
     “The continued stability of the Company’s financial position has allowed us to pursue opportunities to add new customers and increase sales through our category management efforts to existing Food Distribution customers,” said Mr. Covington. “The military segment’s strategies have increased sales, and our investments in retail store formats, including AVANZA® and our new Family Fresh Market® formats, help differentiate us from our competition. We will continue to invest in our businesses as we implement our strategic plan during the remainder of 2008 and into 2009.”
Liquidity
     Total debt decreased by $8.8 million during the third quarter 2008 to $318.3 million. The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants. The debt leverage ratio as of the end of the third quarter 2008 was 2.30, an improvement to the ratio of 2.42 at the end of fiscal 2007. Availability on the Company’s revolving credit facility at the end of the quarter was $149.6 million.
Financial Target Progress
     Substantial improvement on most financial targets has been achieved since the targets were announced as part of the Company’s strategic plan in November 2006. In particular, from Fiscal 2006 to the third quarter 2008, Consolidated EBITDA margin improved from 2.2% to 3.1% of sales and the debt leverage ratio has improved by more than a full turn of EBITDA from 3.42 to 2.30. The organic revenue growth metric continues to gather momentum and turned positive this quarter at 4.2% as we have started to benefit from the initiatives associated with our strategic plan. The ratio of free cash flow to net assets metric continued to be impacted during the third quarter of 2008 primarily due to our investment in a higher level of inventory. The following table charts the Company’s progress towards its long-term financial targets that are anticipated to be attained through successful execution of the strategic plan.

	Long-term		3rd Quarter		Fiscal		Fiscal
Financial Targets	Target		2008		2007		2006
Organic Revenue Growth	2.0%		4.2%		(2.1%)		(2.9%)
Consolidated EBITDA Margin	4.0%		3.1%		2.8%		2.2%
Trailing Four Quarter Free Cash Flow2/ Net Assets	—		6.5%		9.2%		8.7%
Trailing Four Quarter Free Cash Flow2/ Net Assets
Excluding Impact of Strategic Projects	10.0%		7.9%		—		—
Total Leverage Ratio (Total Debt / Trailing Four Quarter Consolidated EBITDA)	2.5 — 3.0	x	2.30	x	2.42	x	3.42	x

[2]	Defined as cash provided from operations less capital expenditures for property, plant & equipment during the trailing four quarters.
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     A conference call to review the third quarter 2008 results is scheduled for 10 a.m. CT (11 a.m. ET) on November 6, 2008. Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com. A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.” A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

     Nash Finch Company is a Fortune 1000 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, AVANZA® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
     This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to trends and events that may affect our future financial position and operating results. Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements. For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, “ “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements. Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:
•	the effect of competition on our distribution, military and retail businesses;

•	general sensitivity to economic conditions, including volatility in energy prices, food commodities, and changes in market interest rates;

•	our ability to identify and execute plans to expand our food distribution, military and retail operations;

•	possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•	the success or failure of strategic plans, new business ventures or initiatives;

•	changes in consumer buying and spending patterns;

•	risks entailed by future acquisitions, including the ability to successfully integrate acquired operations and retain the customers of those operations;

•	changes in credit risk from financial accommodations extended to new or existing customers;

•	significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•	legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes, such as adverse determinations or developments with respect to the litigation or SEC inquiry discussed in Part I, Item 3 of our Form 10-Q filed with the SEC;

•	technology failures that may have a material adverse effect on our business;

•	severe weather and natural disasters that may impact our supply chain;

•	changes in health care, pension and wage costs and labor relations issues;

•	threats or potential threats to security or food safety; and

•	unanticipated problems with product procurement.
     A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. You should carefully consider each of these factors and all of the other information in this release. We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).
Contact: Bob Dimond, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Sixteen		Forty
	Weeks Ended		Weeks Ended
	October 4,	October 6,	October 4,	October 6,
	2008	2007	2008	2007

Sales	$1,436,490	1,367,116	3,500,788	3,463,333
Cost of sales	1,314,325	1,245,731	3,191,721	3,155,145

Gross profit	122,165	121,385	309,067	308,188
Gross profit margin	8.5%	8.9%	8.8%	8.9%

Other costs and expenses:
Selling, general and administrative	89,937	84,298	216,109	216,345
Special charges	—	—	—	(1,282)
Depreciation and amortization	11,643	11,902	29,378	29,885
Interest expense	6,065	6,948	16,750	18,214

Total other costs and expenses	107,645	103,148	262,237	263,162

Earnings before income taxes	14,520	18,237	46,830	45,026

Income tax expense	5,926	2,832	16,851	14,726

Net earnings	$8,594	15,405	29,979	30,300

Net earnings per share:

Basic	$0.67	1.14	2.33	2.25
Diluted	$0.65	1.12	2.28	2.22

Cash dividends per common share	$0.180	0.180	0.540	0.540

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	12,839	13,524	12,893	13,490
Diluted	13,174	13,720	13,176	13,622

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	10/04/2008	12/29/2007
Assets
Current assets:
Cash and cash equivalents	$811	862
Accounts and notes receivable, net	207,213	197,807
Inventories	311,221	246,762
Prepaid expenses and other	17,592	27,882
Deferred tax assets	691	4,621

Total current assets	537,528	477,934

Notes receivable, net	25,630	12,429

Property, plant and equipment:	604,694	617,241
Less accumulated depreciation and amortization	(411,508)	(414,704)

Net property, plant and equipment	193,186	202,537

Goodwill	218,414	215,174
Customer contracts and relationships, net	25,594	28,368
Investment in direct financing leases	3,430	4,969
Other assets	13,049	9,971

Total assets	$1,016,831	951,382

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt and capitalized lease obligations	$4,043	3,842
Accounts payable	256,140	209,402
Accrued expenses	64,856	69,113

Total current liabilities	325,039	282,357

Long-term debt	288,288	278,443
Capitalized lease obligations	25,944	29,885
Deferred tax liability, net	14,435	7,227
Other liabilities	27,816	37,854
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock — no par value
Authorized 500 shares; none issued	—	—
Common stock of $1.66 2/3 par value
Authorized 50,000 shares, issued 13,646 and 13,559 shares respectively	22,744	22,599
Additional paid-in capital	72,380	61,446
Common stock held in trust	(2,219)	(2,122)
Deferred compensation obligations	2,219	2,122
Accumulated other comprehensive income (loss)	(5,329)	(5,092)
Retained earnings	275,004	252,142
Treasury stock at cost, 848 and 434 shares, respectively	(29,490)	(15,479)

Total stockholders’ equity	335,309	315,616

Total liabilities and stockholders’ equity	$1,016,831	951,382

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Forty
	Weeks Ended
	October 4,	October 6,
	2008	2007
Operating activities:
Net earnings	$29,979	30,300
Adjustments to reconcile net earnings to net cash provided by operating activities:

Special charge	—	(1,282)
Depreciation and amortization	29,378	29,885
Amortization of deferred financing costs	1,643	629
Amortization of rebatable loans	2,154	2,126
Increase (decrease) in provision for bad debts	(525)	894
Increase (decrease) in provision for lease reserves	(1,515)	551
Deferred income tax expense	11,138	5,299
LIFO charge	11,892	2,692
Asset impairments	1,490	1,781
Stock-based compensation	6,978	4,172
Other	(773)	100
Changes in operating assets and liabilities:
Accounts and notes receivable	(7,031)	2,048
Inventories	(73,369)	(47,213)
Prepaid expenses	2,757	(259)
Accounts payable	37,992	32,837
Accrued expenses	(6,161)	(1,802)
Income taxes payable	7,447	7,747
Other assets and liabilities	(2,305)	(8,920)

Net cash provided by operating activities	51,169	61,585

Investing activities:
Disposal of property, plant and equipment	361	2,412
Additions to property, plant and equipment	(17,716)	(10,371)
Business acquired, net of cash	(6,566)	—
Loans to customers	(17,579)	(2,494)
Other	857	1,410

Net cash used in investing activities	(40,643)	(9,043)

Financing activities:
Proceeds (payments) of revolving debt	128,800	(41,300)
Dividends paid	(6,922)	(7,269)
Repurchase of common stock	(14,348)	—
Payments of long-term debt	(118,940)	(344)
Payments of capitalized lease obligations	(2,903)	(2,418)
Increase (decrease) in bank overdraft	6,742	(851)
Payments of deferred financing costs	(3,573)	—
Other	567	3,369

Net cash used by financing activities	(10,577)	(48,813)

Net increase in cash and cash equivalents	(51)	3,729
Cash and cash equivalents:
Beginning of period	862	958

End of period	$811	4,687

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	Sixteen	Sixteen	Forty	Forty
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	October 4,	October 6,	October 4,	October 6,
Other Data (In thousands)	2008	2007	2008	2007

Total debt	$318,275	307,567	318,275	307,567
Stockholders’ equity	$335,309	323,631	335,309	323,631
Capitalization	$653,584	631,198	653,584	631,198
Debt to total capitalization	48.7%	48.7%	48.7%	48.7%

Non-GAAP Data
Consolidated EBITDA (a)	$43,988	40,132	108,219	98,611
Leverage ratio — trailing 4 qtrs. (debt to consolidated EBITDA) (b)	2.30	2.51	2.30	2.51

Comparable GAAP Data
Debt to earnings before income taxes (b)	5.36	15.55

(a)	Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of consolidated EBITDA is provided as a metric used to determine payout of performance units pursuant to our Long-Term Incentive Plan

(b)	Leverage ratio is defined as the Company’s total debt at October 4, 2008 and October 6, 2007, divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA; and Segment Profit (in thousands)
FY 2008

	2007	2008	2008	2008	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs

Earnings before income taxes	$12,496	17,364	14,946	14,520	59,326
Add/(deduct)
Interest expense	5,367	5,034	5,651	6,065	22,117
Depreciation and amortization	8,997	9,032	8,703	11,643	38,375
LIFO	2,399	1,134	2,397	8,360	14,290
Lease reserves	—	(2,094)	99	480	(1,515)
Asset impairments	87	395	401	694	1,577
Gains on sale of real estate	(1,720)	—	—	—	(1,720)
Subsequent cash payments on non-cash charges	(1,011)	(2,184)	(612)	(787)	(4,594)
Share-based compensation	3,614	1,943	2,022	3,013	10,592

Total Consolidated EBITDA	$30,229	30,624	33,607	43,988	138,448

	2007	2008	2008	2008	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
Segment Consolidated EBITDA
Food Distribution	$26,143	25,270	24,975	32,814	109,202
Military	10,545	11,234	11,554	15,678	49,011
Retail	4,000	6,645	7,003	9,443	27,091
Unallocated Corporate Overhead	(10,459)	(12,525)	(9,925)	(13,947)	(46,856)

	$30,229	30,624	33,607	43,988	138,448

	2007	2008	2008	2008	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
Segment profit
Food Distribution	$23,796	22,940	22,885	30,028	99,649
Military	10,067	10,762	11,091	15,072	46,992
Retail	1,902	4,543	4,774	6,326	17,545
Unallocated Corporate Overhead	(23,268)	(20,881)	(23,804)	(36,906)	(104,859)

	$12,497	17,364	14,946	14,520	59,327

FY 2007

	2006	2007	2007	2007	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
Earnings (loss) before income taxes	$(25,253)	9,485	17,304	18,237	19,773
Add/(deduct)
Interest expense	6,551	5,595	5,671	6,948	24,765
Depreciation and amortization	9,447	9,082	8,901	11,902	39,332
LIFO	117	808	807	1,077	2,809
Lease reserves	2,675	(888)	825	614	3,226
Asset impairments	4,127	866	275	640	5,908
Losses (gains) on sale of real estate	37	—	(147)	—	(110)
Subsequent cash payments on non-cash charges	(686)	(700)	(663)	(918)	(2,967)
Share-based compensation	486	956	1,584	1,632	4,658
Special charges	—	—	(1,282)	—	(1,282)
Goodwill impairment	26,419	—	—	—	26,419

Total Consolidated EBITDA	$23,920	25,204	33,275	40,132	122,531

	2006	2007	2007	2007	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
Segment Consolidated EBITDA after reclass of bad debt expense
Food Distribution	$20,234	20,637	23,715	31,750	96,336
Military	9,941	9,892	10,602	13,000	43,435
Retail	6,227	6,784	8,857	7,905	29,773
Unallocated Corporate Overhead	(12,482)	(12,109)	(9,899)	(12,523)	(47,013)

	$23,920	25,204	33,275	40,132	122,531

	2006	2007	2007	2007	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
Segment profit after reclass of bad debt expense
Food Distribution	$17,676	18,180	21,343	28,601	85,800
Military	9,485	9,472	10,170	12,406	41,533
Retail	4,296	4,821	6,818	5,096	21,031
Unallocated Corporate Overhead	(56,710)	(22,988)	(21,027)	(27,866)	(128,591)

	$(25,253)	9,485	17,304	18,237	19,773